Exhibit 10.26

Summary of Certain Director and Executive Compensation

Executive Officers

Fourth quarter bonuses and options

Interactive Intelligence, Inc. (the “Company”) paid bonuses to Donald E. Brown, President and Chief Executive Officer and Stephen R. Head, Chief Financial Officer and Vice President, Finance and Administration, of $50,000 and $12,500, respectively, on January 31, 2005 related to the Company’s fourth quarter earnings results.  Gary R. Blough, Executive Vice President, Worldwide Sales, Jeremiah J. Fleming, President, Vonexus and Pamela J. Hynes, Vice President, Customer Services earned a bonus of $48,490, $47,823 and $15,000, respectively, pursuant to established bonus and commission plans.  Ms. Hynes was paid on January 31, 2005 and Messrs. Blough and Fleming will be paid in February and March of 2005.  In addition, Dr. Brown, Mr. Blough, Mr. Head and Ms. Hynes were each granted an option to purchase 15,000, 12,700, 6,250 and 10,000 shares of the Company’s common stock, respectively.  The options were and were granted based upon the Company’s fourth quarter or annual results and were approved by the Compensation Committee of the Company’s Board of Directors on February 17, 2005 with the option exercise price equal to the closing price on that day.

2005 Compensation

On February 17, 2005, the Compensation Committee of the Board of Directors of the Company approved compensation arrangements for the Company’s executive officers beginning January 1, 2005.  Base compensation for the Company’s executive officers are as follows:  Donald E. Brown, $300,000; Gary R. Blough, $200,000; Jeremiah J. Fleming, $200,000; Stephen R. Head, $200,000; Pamela J. Hynes, $140,000; and Joseph A. Staples, Senior Vice President, Marketing, $185,000.

Dr. Brown, Mr. Head, Ms. Hynes and Mr. Staples are also eligible for a Company Performance Bonus, which is dependent on the Company achieving certain levels of quarterly financial operating results and payable quarterly in the amount of $37,500, $12,500, $2,500 and $10,000, respectively, or any portion thereof as determined by the Company’s Compensation Committee.  Mr. Fleming is also eligible for a Company Performance Bonus, which is dependent on Vonexus achieving certain levels of quarterly financial operating results and payable quarterly in the amount of $10,000 or any portion thereof as determined by the Company’s Compensation Committee.

Messrs. Blough and Fleming are also eligible for monthly, quarterly and/or annual commission bonuses that are tied to the areas over which they are responsible.  Mr. Blough is eligible to earn a commission based upon worldwide contracted licenses and services.  Mr. Fleming is eligible to earn a commission based on Vonexus performance.

Ms. Hynes and Mr. Staples are eligible for a quarterly bonus of up to $7,500 and $10,000, respectively, or any portion thereof as determined by the Company’s Compensation Committee, based on completion of pre-determined management based objectives and in addition, for Ms. Hynes, operating income from services over which she is responsible.

Certain executives are eligible for a Superior Achievement Bonus based on the Company exceeding its operating income targets.  This bonus is awarded as a percentage of the Company’s operating income achieved above the target.  Dr. Brown is eligible for 5%, Mr. Head 2.5%, Ms. Hynes 1% and Mr. Staples 1%.  Mr. Fleming is eligible for 5% of the operating income of Vonexus.

Dr. Brown, Messrs. Blough, Fleming and Head, Ms. Hynes and Mr. Staples are eligible to receive grants of incentive stock options on an annual basis of up to 48,000, 35,000, 40,000, 20,000, 15,000, and 25,000 shares, respectively.  These option grants are based on the Company’s performance, Vonexus performance and/or sales quotas, depending on the individual executive’s role within the Company.  The options may be granted in full or in partial amounts according to the discretion of the Compensation Committee and the option exercise price equal to the closing price of the Company’s stock as of the date they are approved by the Compensation Committee.

Board of Directors

2005 Compensation

Non-employees serving as members of the Company’s Board of Directors receive an annual retainer of $10,000, payable in quarterly installments, in connection with membership on the Company’s Board of Directors.  In addition, each member receives $1,000 for attending in person and $500 for attending by telephone any meeting of the Board of Directors or any meeting of a committee of the Board of Directors that is not held in conjunction with a meeting of the full Board of Directors.  An additional fee of $5,000 per year, payable in quarterly installments, is paid (effective January 1, 2005) to the Chairman of the Audit Committee of the Board of Directors and $1,000 per year, payable in quarterly installments, is paid to each other member of the Audit Committee. Directors are entitled to reimbursement of expenses incurred in connection with attendance at Board and committee meetings.

Non-employees serving as members of the Company’s Board of Directors are eligible to receive stock option grants under the Company’s Outside Directors Stock Option Plan.

Full-time officers of the Company or its subsidiaries do not receive additional compensation for serving as members of the Boards of Directors of the Company or its subsidiaries.  No additional compensation is paid if a full-time officer serves on any committee of such Boards of Directors.